SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.         )

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American Dental Partners, Inc.

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AMERICAN DENTAL PARTNERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2007

Fellow American Dental Partners Shareholders:

I am pleased to notify you that the Annual Meeting of Shareholders of American Dental Partners, Inc. (the “Company”) will be held at the offices of Summit Partners located at 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, on Friday, April 27, 2007, at 1:00 p.m., local time, for the following purposes:

•	To elect two Class I Directors

•	To approve an amendment to our Employee Stock Purchase Plan (“ESPP”) to increase by 150,000 shares the number of shares available under the Plan

•	To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2007

•	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 13, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment of the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting. The address of our principal executive office is 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880.

By Order of the Board of Directors,

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

Wakefield, Massachusetts

March 15, 2007

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope which requires no postage if mailed in the United States. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

PROXY STATEMENT

GENERAL

We are furnishing this Proxy Statement to the holders of Common Stock, $.01 par value, of American Dental Partners, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors to be used at our Annual Meeting of Shareholders. The Annual Meeting will be held at the offices of Summit Partners located at 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, on Friday, April 27, 2007, at 1:00 p.m., local time, for the purposes set forth on the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy together with the 2006 Annual Report to Shareholders are first being sent to shareholders on or about March 21, 2007.

All shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated, the shares will be voted to elect the Director nominees set forth under “Election of Directors” and FOR Proposals 2 and 3. Any proxy may be revoked at any time prior to its exercise by delivering to us a later dated proxy or by giving notice of revocation to us in writing. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

We have fixed the close of business on March 13, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the meeting. On the record date, there were 12,469,036 shares of our Common Stock outstanding and entitled to vote and 15 shareholders of record. Each share of Common Stock is entitled to one vote. Only holders of Common Stock of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of our Common Stock is necessary to constitute a quorum at the meeting.

On October 14, 2005, we effected a three-for-two split of our Common Stock in the form of a 50% stock dividend to shareholders of record as of September 20, 2005. All information in this Proxy Statement with respect to numbers of shares, numbers of options and prices per share have been adjusted to account for this stock split.

ELECTION OF DIRECTORS

Pursuant to our By-laws and actions of our Board of Directors, the number of Directors comprising the Board has been set at six. The Board of Directors is divided into three classes. The Directors in each class are elected to a three-year term. The terms of office of one class of Directors expire each year at the annual meeting of shareholders and when their successors are duly elected and qualified. The term of office of the Class I Directors expires concurrently with the holding of the Annual Meeting, and the incumbent Directors of Class I have been nominated by the Board of Directors for re-election. The Board of Directors has determined that all members, other than Gregory A. Serrao, are independent under the listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq Rules”).

There is no cumulative voting in the election of Directors. Nominees receiving a plurality of the votes duly cast will be elected (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker non-votes will not be counted in favor of or against any nominee. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Proxies cannot be voted for a greater number of persons than the nominees named.

At the Annual Meeting, Common Stock represented by proxies, unless otherwise specified, will be voted to elect the nominees named below as Class I Directors, each for a three-year term expiring in 2010. In the event that the nominees named below as Class I Directors are unable to serve (which is not expected), the persons named in the proxy may vote for another nominee using their judgment.

Class I Directors

(Nominees for Election with Term Expiring in 2010)

Gerard M. Moufflet	Director since 2003

Mr. Moufflet is Founder, President and Chief Executive Officer of Acceleration International Corporation, a private equity firm which invests in the health care sector in the United States and Europe. Mr. Moufflet is also the President and Chief Executive Officer of Kika Medical, a worldwide provider of intelligence solutions to the life sciences community. From 1989 to 2001, Mr. Moufflet was a Managing Director of Advent International, a private equity firm. Age 63.

Robert E. Hunter, D.M.D.	Director since 2002

Dr. Hunter is President and Chief Executive Officer of DentaQuest Ventures, Inc., a for-profit subsidiary of Delta Dental Plan of Massachusetts, where he has been employed since 1988. Age 70.

Set forth below is information relating to Directors whose terms will continue after the Annual Meeting:

Class II Directors

(Term Expiring in 2008)

James T. Kelly	Director since 1997

Mr. Kelly retired in May 2000 as Chairman of the Board of Lincare Holdings Inc., a provider of home respiratory therapy services. Mr. Kelly also serves as Director of HMS Holdings Corp. and Emergency Medical Services Corp. Age 60.

Martin J. Mannion	Director since 1996

Mr. Mannion is Managing Partner of Summit Partners, a private equity capital firm, where he has been employed since 1985. Age 47.

Class III Directors

(Term Expiring in 2009)

Derril W. Reeves	Director since 1997

Mr. Reeves is a health care entrepreneur and investor. Mr. Reeves co-founded Surgis, Inc., an ambulatory surgery center company in 2001 and was its Executive Vice President for Development until April 2006 when Surgis was acquired by United Surgical Partners International Inc. Mr. Reeves served as Vice Chairman of the Board of Directors and Chief Development Officer for Phycor, Inc. from 1998 until June 2000. On January 31, 2002, Phycor, Inc. filed a voluntary petition for reorganization relief and a pre-negotiated reorganization plan under Chapter 11 of the United States Bankruptcy Code. This reorganization plan was approved on July 6, 2002 by the U.S. Bankruptcy Court for the Southern District of New York. Age 63.

Gregory A. Serrao	Director since 1995

Mr. Serrao is Founder, President and Chief Executive Officer of the Company and has been Chairman since October 1997. From 1992 until 1995, Mr. Serrao served as the President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. Age 44.

Standards of Board Independence

Our Board of Directors applies the definition of “Independent Director” from the Nasdaq rules in making a determination regarding each of the Directors. “Independent Director” means a person other than an executive officer or employee of our company or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The following persons would not be considered independent:

•	a Director who is, or at any time during the past three years was, employed by us or by any subsidiary

•

a Director who accepted or who has a family member who accepted any compensation from us in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company or benefits under a tax-qualified retirement plan and (iii) non-discretionary compensation

•	a Director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer

•

a Director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in our securities and payments under non-discretionary charitable contribution matching programs

•

a Director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity

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a Director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years

The Board undertook its annual review of the independence of our Directors. During this review, the Board considered transactions and relationships between each Director or any members of his or her immediate family and us. The Board also considered whether there were any transactions or relationships between Directors or any member of their immediate family, or any entity in which a Director or any member of their immediate family is an executive officer, general partner or significant equity holder, and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent. As a result of this review, the Board affirmatively determined that the members of the Board of Directors, other than Mr. Serrao, are independent of the Company and management under the standards set forth above.

Board of Directors Committees and Meetings

Our Board of Directors has established a Compensation Committee, an Audit Committee, a Directors Stock Option Plan Committee and a Nominating Committee. In the table below, we have provided information with respect to the various standing committees and meetings held during 2006. In addition to these meetings and actions disclosed, the Chairman of the Audit Committee, pursuant to delegated authority, considered and pre-approved certain non-audit services provided by the independent accountant.

Board Committees
	Board of Directors	Compensation	Audit	Directors Stock Option Plan	Nominating
2006 Activity(1)	7 Meetings(2) 1 Action by Written Consent	3 Meetings	4 Meetings	1 Action by Written Consent	1 Meeting

Robert E. Hunter, D.M.D.	Independent(3)	Member	—	—	Member
James T. Kelly	Independent(3)	—	Chairman(4)(5)	—	Member
Martin J. Mannion	Independent(3)	Chairman	Member(5)	—	Member
Gerard M. Moufflet	Independent(3)	—	Member(5)	—	Member
Derril W. Reeves	Independent(3)	Member	Member(5)	—	Member
Gregory A. Serrao	Employee	—	—	Member	—

(1)	Each Director attended at least 75% of the meetings held by the Board of Directors and the committees on which he served during 2006.

(2)	Four of the meetings were in-person meetings, and three of the meetings were telephonic meetings.

(3)	Independent under the Nasdaq Rules.

(4)

The Board of Directors has determined that Mr. Kelly meets the Securities and Exchange Commission criteria of an Audit Committee Financial Expert, and Mr. Kelly has been designated as the named Audit Committee Financial Expert.

(5)	Independent under the heightened independence standards applicable to audit committee members under the Nasdaq Rules as mandated by the Sarbanes-Oxley Act of 2002.

The Audit Committee is responsible for the appointment of our independent auditors, approval of all audit and permitted non-audit services of the independent auditors, supervision of the annual audit of our consolidated financial statements by the independent auditors, review of our internal controls and related matters. The Audit Committee Charter is available on our website at www.amdpi.com.

The Directors Stock Option Plan Committee is responsible for administering the Amended and Restated 1996 Directors Stock Option Plan and the 2005 Directors Stock Option Plan.

The Nominating Committee is responsible for identifying individuals qualified to become Board members and to select or recommend to the Board of Directors nominees for election to the Board. The Nominating Committee recommended to the Board that the incumbent Directors be nominated for re-election to the Board at the Annual Meeting.

The Nominating Committee Charter requires that the committee consist of one or more Directors, each of whom must be an independent Director, as defined by the Nasdaq Rules. Pursuant to that charter, the Nominating Committee has the responsibility for, among other things:

•	assessing the qualifications of proposed nominees to the Board

•	assessing their independence

•	assessing their age, skill and experience

•	considering the qualifications and experience of the members of the Board at the time the Nominating Committee reviews the proposed nominees

At a minimum, the Nominating Committee has determined that Board members should share the Company’s values and possess high personal and professional integrity, the ability to exercise sound business judgment and the availability and willingness to devote sufficient time to Board activities. The Nominating Committee may establish additional minimum qualifications for Director nominees as it deems appropriate.

In addition, the Nominating Committee Charter provides that the Nominating Committee will consider individuals recommended by our shareholders for membership on the Board under certain conditions. To be considered, a recommendation must be made in a written notice addressed to the Chairman of the Board at our corporate offices, including, at a minimum, the following items, or such additional or other items as may be determined by the Nominating Committee from time to time:

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the name and address as they appear on our corporate records and telephone number of the shareholder making the recommendation, as well as information on the number of shares owned, and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity

•

the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual

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a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so

•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, or with any of our competitors, whether direct or indirect

•

if known to the shareholder, any material interest of such shareholder or individual being recommended in any business or proposals to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder)

Since the Nominating Committee decided to recommend the re-election of incumbent Directors to the Board, it has not yet established a specific process for identifying other potential nominees, other than the procedures described above for shareholder recommendations. Subject to those procedures, the Nominating Committee anticipates evaluating all nominees on the same basis.

The Nominating Committee Charter is available on our website at www.amdpi.com.

The Compensation Committee is responsible for approving the compensation of our executive officers and administering our stock plans other than the Amended and Restated 1996 Directors Stock Option Plan and the 2005 Directors Stock Option Plan. The Compensation Committee is composed entirely of Directors who we have determined are independent under the Nasdaq Rules. See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

The Compensation Committee Charter is available on our website at www.amdpi.com.

Compensation Committee Interlocks

Messrs. Mannion, Reeves and Hunter serve as the current members of our Compensation Committee. There are no interlocking relationships between any our executive officers and any entity whose directors or executive officers serve on our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers who served as such during the last completed fiscal year. This discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we may also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

In this compensation discussion, the “Committee” refers to the Compensation Committee of our Board of Directors. Robert E. Hunter, D.M.D., Martin J. Mannion, and Derril W. Reeves are the members of the Committee. Mr. Mannion is the Committee Chairman. We have determined that each member of the Committee is independent, as defined by the Nasdaq Rules.

The Committee’s duties and responsibilities are stated in a written charter that was adopted by the Board of Directors. A copy of the charter is available at www.amdpi.com. The Committee’s primary duties and responsibilities are to:

•

annually review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation levels based on this evaluation and other factors deemed relevant and appropriate by the Committee

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annually review and determine, for the Chief Executive Officer and our other executive officers: (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change of control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits

•

review and discuss with management our Compensation Discussion and Analysis each year and make a recommendation to the Board of Directors regarding inclusion of the Compensation Discussion and Analysis in our annual report on Form 10-K and proxy statement

•	review and make recommendations to the Board of Directors with respect to compensation programs and policies, including incentive-compensation plans and equity-based plans

•	administer our equity-based compensation plans as may be designated by the Board of Directors

•	review the Committee’s charter at least annually and make recommendations to the Board of Directors regarding proposed modifications as circumstances dictate, as determined by the Committee

The Committee has the authority to retain compensation consultants and other advisors to assist the Committee in its evaluation of executive compensation. During 2006, the Committee retained and was advised by McDaniel & Associates, Inc. (“McDaniel”) regarding Director and executive officer compensation matters. McDaniel has not provided any compensation consulting services to the Company (other than to the Compensation Committee) in the past, and is not expected to provide such compensation consulting services to the Company in the future.

With respect to executive officers, McDaniel provided assistance to the Committee in evaluating the design, competitiveness, and effectiveness of our compensation programs, specifically with respect to base salaries, annual incentive opportunities and long-term incentives. McDaniel reviewed the compensation of our executive officers and compared it to the following four comparator groups consisting of:

•	21 healthcare companies of similar revenue size to us

•	30 business service companies of similar revenue size to us

•	a special comparator group of seven healthcare services companies that we identified

•	the Watson-Wyatt Executive Compensation Survey for those companies in the business services industry with a median annual revenue similar to our annual revenue

McDaniel issued to the Committee a detailed report on its analysis, observations and recommendations. The Committee reviewed and discussed the report at one of its regular meetings, both with the Chief Executive Officer in attendance and without any executive officers present, and considered McDaniel’s recommendations in establishing the compensation for our executive officers for 2007.

The Committee also retained McDaniel in 2006 to assist the Committee with its evaluation of the compensation of our Directors. McDaniel did a similar analysis and report, and the Committee considered McDaniel’s report in making its recommendations regarding Director compensation beginning in 2007.

Our executive officers, primarily the Chief Executive Officer, participate in the compensation setting process for our executive and other officers. The Chief Executive Officer discusses with the Committee the performance of our other officers and makes recommendations regarding base salaries, bonus plans and option grants. In addition, as authorized by the Committee, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer establish qualitative annual performance objectives (“APOs”) for our officers who report to such executive officers. Part of the bonus for each such officer is based upon achievement of the applicable APOs.

During 2006, The Committee met three times. At its first meeting in 2006, the Committee reviewed results of the Company’s performance in 2005 with respect to the parameters related to officer bonus plans, approved payment of the bonuses earned by our executive and other officers related to 2005 performance, approved annual option grants and considered and approved 2006 bonus plans for our executive and other officers. In subsequent meetings, the Committee continued its consideration of various compensation matters, and at its last meeting in 2006, the Committee discussed and evaluated the performance of our executive officers, reviewed and considered the McDaniel report, established 2007 salaries for our executive and other officers, made recommendations for 2007 Director compensation and approved stock option grants to certain employees who were new employees, had been promoted, or were recognized for outstanding performance.

The Committee met twice in February 2007, and reviewed our corporate performance in 2006 with respect to the parameters related to officer bonus plans, approved the payment of the bonuses earned by our executive and other officers related to 2006 performance and approved annual option grants. The Committee also considered 2007 bonus plans for our executive and other officers. These plans were subsequently completed and approved by written action in March 2007.

Objectives of the Compensation Program. The primary objective of our executive compensation program is to attract, motivate and retain key executives and align their compensation with our overall performance. The Committee believes that incentive, performance-based compensation can be a key factor in motivating executive performance to maximize shareholder value and align executive performance with our corporate objectives and shareholder interests. To this end, the Committee has established an executive compensation philosophy that includes the following considerations:

•	an emphasis on performance-based compensation that differentiates compensation results based upon varying elements of corporate, business unit and individual performance

•	a recognition of both quantitative and qualitative performance objectives based upon an executive officer’s responsibilities

•	a mix of short-term cash and long-term equity-based compensation

The Committee believes it is important, when making its compensation-related decisions, to be informed as to current practices of similarly-situated companies. Accordingly, as described above, the Committee retained

McDaniel & Associates, Inc. to advise the Committee and provide it with comparative information for the Committee’s use in establishing the primary elements of the compensation for our executive officers. Although the Committee considers this comparative information, the Committee does not rely on any specific comparator group in making compensation decisions. The Committee does not engage in benchmarking compensation against these comparator groups, and has not established targeted percentile rankings with respect to total compensation or the specific elements of compensation for our executive officers.

The Design of the Compensation Program. The Committee has designed the compensation program to achieve the objectives described above, to ensure market competitiveness and to assure satisfaction of our objective of providing total executive pay that achieves an appropriate balance of variable pay-for-performance and at-risk compensation. The compensation program will reward an executive officer based upon corporate performance as well as the performance of that executive officer. In annually reviewing the compensation of our executive officers, the Committee considers multiple factors, including without limitation the overall corporate earnings performance for all executive officers. For specific executive officers, the Committee may consider the earnings performance of specific business units or successful completion of APOs, which include individual initiatives that will contribute to our future success.

The compensation program includes the following elements: base salary, annual cash incentives, stock option grants and other benefits and perquisites. We believe that the annual cash incentives and the stock options that are granted to our named executive officers are performance-based compensation, as discussed below. Our executive compensation policy provides that a significant portion of the total compensation payable to our named executive officers will be in the form of performance-based compensation. The elements of our compensation program are described below:

Base Salaries. Base salary is an important element of executive compensation because it provides executives with a fixed level of regular periodic income. In determining base salaries for our executive officers, the Committee considers individual and corporate performance, level of responsibility and market and competitive data. The Committee establishes base salaries at a level to permit a significant portion of the total compensation that such executive officer can earn to be performance-based cash incentives and equity awards.

Annual Cash Incentives. As part of our executive compensation program, our executive officers are eligible to receive annual cash incentive awards pursuant to our annual cash bonus program. Targeted bonus amounts (which range from 25% to 100% of annual base salaries for executive officers) are designed to provide competitive incentive pay and reflect our pay-for-performance philosophy. These targets are reviewed periodically. Targeted cash incentive amounts generally represent a greater portion of an executive’s overall potential cash compensation as levels of responsibility and function increase.

Performance objectives intended to focus attention on achieving key goals are established for the Company and for each business unit at the beginning of each fiscal year. The primary quantitative objective is achievement of the earnings from operations (“EFO”) set forth in our annual operating plan. A portion of each executive officer’s bonus, and in certain cases all of the bonus, is tied to achievement of an EFO target for the Company as a whole. For those executive officers whose entire bonus is not tied solely to the achievement of the corporate EFO target, the balance of the bonus is either tied to specific APOs for that executive officer or performance of a certain part our operations, or both. In addition, the Chief Operating Officer can earn a greater bonus amount based upon incremental increases in the corporate actual EFO over the targeted EFO.

For 2006, the corporate EFO target was $21,153,000, calculated prior to compensation expense attributable to stock options pursuant to Statement of Financial Accounting Standards No. 123R, and the actual corporate EFO calculated on the same basis was $21,545,000. The Committee has once again established a corporate EFO target as the basis for all or part of each executive officer’s bonus program for 2007. The Committee believes that the 2007 EFO target is a goal that will require outstanding performance by our executive officers in order to achieve that target. We have achieved the EFO target established at the beginning of the fiscal year for each of the last two years.

Stock Option Grants. Our executive officers also are eligible to receive equity-based incentive compensation under our 2005 Equity Incentive Plan. Grants under the Plan are designed to align a significant portion of the executive compensation package with the long-term interests of our shareholders. All stock options granted by the Committee in 2006 vest over a four-year period, with 25% vesting on each anniversary of the grant date. This vesting schedule is intended to require long-term focus on performance for the executive to realize any value from the exercise of stock options. In addition, stock options are granted with an exercise price equal to the market price for the stock on the date of grant, and provide no cash benefit if the price of the stock does not exceed the grant price during the option’s term. Therefore, for any value to be derived from an option grant, our performance needs to be at a level that results in increased stock price performance and shareholder value over a multi-year period.

Individual equity awards historically have been determined by the Committee based on an officer’s current performance, potential for future contribution and responsibility and market competitiveness. Individual equity awards are generally determined based on a formula that takes into account both the amount of base compensation and annual cash incentive compensation. As a result of this methodology, option shares are generally greater for the most senior executive officers, who have higher levels of responsibility. This philosophy encourages and rewards individual advancement.

Because a primary purpose of granting equity awards has been to encourage positive future performance, the Committee did not consider the equity awards granted to an individual in previous years or the amount of stock then owned by the executive. The Committee historically has placed a relatively heavy emphasis on stock-based incentives, consistent with its philosophy that these incentives more closely align the interests of our executive officers with the long-term interests of shareholders.

The Committee has established a practice of approving annual option grants to our executive and other officers at the Committee’s first regularly scheduled meeting each year and does not time those grants in coordination with the release of material nonpublic information. For other option grants, the Committee has in the past delayed the grants until after dissemination of material nonpublic information known to the Committee and anticipates that it will follow a similar practice in the future. The exercise price for each option is the fair market value of the Company’s shares on the grant date, determined with reference to the last sale price on the immediately preceding trading date.

We also have an Employee Stock Purchase Plan (the “ESPP”). Participation in the ESPP is available to all employees, including our executive officers, other than the Chief Executive Officer.

Retirement Plans. We generally expect executives to plan for and fund their own retirement. We maintain a 401(k) Savings Plan that permits employees to defer a limited portion of salary and bonus into any of several investment alternatives. In addition, we make matching contributions equal to 50% of the first 6% of salary deferred by employees subject to IRS maximums. Matching contributions made with respect to our named executive officers are included in the Summary Compensation Table contained elsewhere in this Proxy Statement. We do not maintain defined benefit retirement or senior executive retirement plans, or provide post-retirement medical benefits, for our executive officers.

Other Benefits and Perquisites. Our executive compensation program also includes other benefits and perquisites. The executive officers participate in Company-sponsored group benefit plans such as health, life and disability insurance plans, available to all employees. In addition, the Chief Executive Officer receives an automobile allowance, and the Chief Executive Officer and Chief Financial Officer have tax preparation services provided to them. For more detailed information regarding benefits and perquisites provided to our executive officers, see the Summary Compensation Table contained elsewhere in this Proxy Statement.

Our Compensation Decisions. This section describes the compensation decisions that we made with respect to our named executive officers for 2006 and during the first quarter of 2007.

Base Salaries. We review and, if appropriate, adjust base salaries annually. The following table reflects the adjustments made to the base salaries of the named executive officers for 2007:

Name	Title	Base Salary
Gregory A. Serrao	Chairman, President and Chief Executive Officer	$446,500
Breht T. Feigh	Executive Vice President, Chief Financial Officer and Treasurer	$269,000
Michael J. Vaughan	Executive Vice President and Chief Operating Officer	$285,000
Mark W. Vargo	Vice President, Chief Accounting Officer	$165,000

In setting these base salaries, we considered:

•	the compensation philosophy and principles described above

•	the experience and knowledge of the named executive officer and the quality and effectiveness of his leadership capabilities

•	all of the components of executive compensation, including primarily base salary, annual cash incentives, and long-term stock-based incentives

•	the mix of pay-for-performance and at-risk compensation to total compensation

•	the information and recommendations provided by McDaniel & Associates, Inc.

Bonuses. The Committee also approved bonuses for 2006 performance, which were paid in the first quarter of 2007. As stated above, the Company exceeded its EFO target for 2006. As a result each of the executive officers earned the portion of his bonus that was based upon achievement of Company EFO (which, for Mr. Serrao, was the entire bonus). In addition, as contemplated by the bonus plan approved for 2006, the Chief Operating Officer’s bonus was increased by an additional 5% of his base salary because the Company’s actual EFO was more than 1% greater than the targeted EFO. The executive officers who had a portion of their bonuses based upon achievement of individual APOs achieved all of their APOs. The following table reflects the bonuses for the named executive officers for 2006:

Name	Title	Cash Bonus
Gregory A. Serrao	Chairman, President and Chief Executive Officer	$344,800
Breht T. Feigh	Executive Vice President, Chief Financial Officer and Treasurer	$209,100
Michael J. Vaughan	Executive Vice President and Chief Operating Officer	$221,200
Mark W. Vargo	Vice President, Chief Accounting Officer	$37,600

The Committee has also established bonus plans for our named executive officers for 2007. As in prior years, all or part of each executive officer’s bonus is tied to achievement of the approved Company EFO target.

Mr. Serrao’s entire bonus continues to be earned if we achieve our 2007 corporate EFO target. The Committee elected to increase the maximum potential bonus to 100% of Mr. Serrao’s base salary. The Committee believes that this is consistent with its continued emphasis on having a large portion of executive compensation be performance based.

Mr. Vaughan’s potential bonus is equal to 100% of his base salary. A bonus equal to 75% of base salary is earned if (a) we achieve our 2007 corporate EFO target and (b) a group of eight of our business units (the “Select Group”), achieve, on an aggregate basis, an EFO target for the Select Group established by the Chief Executive Officer (the “Group EFO Target”). If we achieve our 2007 corporate EFO Target, but the Select Group does not achieve the Group EFO Target, then (i) a bonus equal to 56.25% of base salary is earned if the Select Group achieves at least 95% of the Group EFO Target, (ii) a bonus of 37.5% of base salary is earned if the Select Group achieves at least 90%, but less than 95%, of the Group EFO Target or (iii) no bonus is earned if less than 90% of the Group EFO Target is achieved. If we achieve our 2007 corporate EFO Target and the Select Group achieves at least 90% of the Group EFO Target, then Mr. Vaughan also can earn an additional 5% of his base salary for each percentage point by which actual corporate EFO exceeds the 2007 target, up to a maximum of 100% of his base salary.

Mr. Feigh’s potential bonus is equal to 80% of his base salary. One half of the bonus is earned if we achieve our 2007 corporate EFO target. The other half is based upon achievement of individual APOs established by the Chief Executive Officer.

Mr. Vargo’s potential bonus is equal to 25% of his base salary. One half of his bonus is earned if we achieve our 2007 corporate EFO target. The other half is based upon achievement of APOs established by the Chief Financial Officer.

Bonuses are earned only if the applicable EFO target or APOs are achieved. However, the Committee may consider other factors in awarding bonuses and may, in its discretion, award as a discretionary bonus a portion of any bonus amount that is not earned based upon achievement of the applicable EFO target or APO.

Option Grants. As it has in prior years, in February 2007, the Committee awarded option grants to our named executive officers and other officers. Consistent with the Committee’s compensation philosophy, a majority of the option shares awarded were granted to our named executive officers, with the most senior executive officers receiving the greatest option grants. The following table sets forth the number of option shares granted to each named executive officer in 2007:

Name	Title	Option Shares
Gregory A. Serrao	Chairman, President and Chief Executive Officer	43,200
Breht T. Feigh	Executive Vice President, Chief Financial Officer and Treasurer	26,100
Michael J. Vaughan	Executive Vice President and Chief Operating Officer	27,700
Mark W. Vargo	Vice President, Chief Accounting Officer	4,200

To ensure the long-term incentive nature of these option grants, as with prior option grants, these options were granted with an exercise price equal to the closing price of our common stock on the date prior to the grant and vest over a 4-year period, with each option vesting with respect to 25% of the shares subject to the option on each anniversary of the grant date.

Other Considerations. Although the Committee considers tax and accounting issues in connection with its compensation decisions, those have not become material factors in the Committee’s compensation decisions to date.

Compensation Committee Report on Executive Compensation

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2006.

Submitted by the Compensation Committee of the Board.

Martin J. Mannion, Chairman

Robert E. Hunter, D.M.D.

Derril W. Reeves

Summary Compensation Table

In this Summary Compensation Table, we have included information at December 31, 2006 regarding the annual and long-term compensation of our Chief Executive Officer, our Chief Financial Officer and the other most highly compensated executive officers at December 31, 2006.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)		Total ($)
Gregory A. Serrao Chairman, President and Chief Executive Officer	2006	$433,500	$182,054	$344,800	$18,872	(4)	$979,226

Breht T. Feigh Executive Vice President, Chief Financial Officer and Treasurer	2006	$261,375	$182,724	$209,100	$6,600		$659,799

Michael J. Vaughan Executive Vice President and Chief Operating Officer	2006	$276,500	$205,900	$221,200	$6,600		$710,200

Mark W. Vargo Vice President, Chief Accounting Officer	2006	$150,400	$23,645	$37,600	$5,555		$217,200

(1)

These awards are non-qualified stock options granted under our 2005 Equity Incentive Plan and the 1996 Stock Option Plan. This dollar amount is the amount we recognized for financial statement reporting purposes during 2006 under SFAS No. 123(R), rather than an amount paid to or realized by the named executive officer. The assumptions we used in valuing the stock options can be found at footnote 11 to our consolidated financial statements for the year ended December 31, 2006 contained in our annual report on Form 10-K for the year ended December 31, 2006 (except we excluded forfeiture rates). This dollar amount includes the ratable amounts expensed during 2006 for options that were granted in prior years.

(2)	The bonus amounts shown for 2006 are amounts earned under the our incentive bonus plan, described in “Compensation Discussion and Analysis,” in respect of services performed in 2006.

(3)

Except as otherwise noted with respect to Mr. Serrao, the aggregate value of perquisites and other personal property or benefits paid to the executive officer is less than $10,000 and is therefore the value of perquisites and other personal property or benefits is not included.

(4)

Includes matching contributions we made to Mr. Serrao’s account under our 401(k) Savings Plan in the amount of $6,600. Also includes the value of the following perquisites and other personal benefits: (a) the amount we pay to Mr. Serrao as a car allowance, (b) the amount we paid to or on behalf of Mr. Serrao for personal tax services and (c) the expenses we incurred with respect to spousal travel at a corporate event.

2006 Grants of Plan-Based Awards Table

In the following table, we have provided additional information about our plan-based compensation during the year-ended December 31, 2006 for each of the executive officers named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)
Gregory A. Serrao	2/21/06	—	$344,800	$344,800	(3)	55,400	$13.80	$372,842
Breht T. Feigh	2/21/06	—	$209,100	$209,100	(3)	32,500	$13.80	$218,725
Michael J. Vaughan	2/21/06	—	$221,200	$276,500	(4)	34,200	$13.80	$230,166
Mark W. Vargo	2/21/06	—	$37,600	$37,600	(5)	5,200	$13.80	$34,996

(1)

All option grants were issued under our 2005 Equity Incentive Plan. The exercise price of the options is no less than the fair market value of our Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.

(2)

We utilized the Black-Scholes pricing model to provide a grant date fair value of the options. The Black-Scholes pricing model incorporates a number of assumptions. We used the following assumptions with respect to the grant date fair value of options: expected option life of 6.25 years, dividend yield of 0.0%, risk-free interest rate of 4.59% and expected volatility of 42.45%.

(3)	The Compensation Committee fixed the non-equity incentive plan award at 80% of base salary.

(4)	The Compensation Committee fixed the non-equity incentive plan award at 100% of base salary.

(5)	The Compensation Committee fixed the non-equity incentive plan award at 25% of base salary.

2006 Outstanding Equity Awards At Fiscal Year-End Table

In the following table, we have provided information regarding outstanding stock option awards held at December 31, 2006 by each of the executive officers named in the Summary Compensation Table.

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Gregory A. Serrao	50,500	—		$4.75	11/8/2010
	20,939	—		$5.25	3/16/2011
	32,250	—		$5.23	2/25/2012
	245,147	—		$5.99	7/3/2013
	14,054	—		$5.99	7/3/2013
	9,146	3,048	(1)	$5.99	7/3/2013
	16,576	16,574	(2)	$8.90	2/24/2014
	10,163	30,487	(3)	$15.75	2/22/2015
	—	55,400	(4)	$13.80	2/21/2016

Breht T. Feigh	5,063	—		$4.83	2/25/2009
	15,000	—		$4.63	3/8/2010
	22,500	—		$4.75	11/8/2010
	6,327	—		$5.25	3/16/2011
	15,000	—		$4.60	9/4/2011
	25,875	—		$5.23	2/25/2012
	12,734	—		$5.99	7/3/2013
	3,759	1,253	(1)	$5.99	7/3/2013
	124,875	25,125	(5)	$6.67	10/6/2013
	7,726	7,724	(2)	$8.90	2/24/2014
	5,700	17,100	(3)	$15.75	2/22/2015
	—	32,500	(4)	$13.80	2/21/2016

Michael J. Vaughan	15,000	—		$4.75	11/8/2010
	6,663	—		$5.25	3/16/2011
	15,000	—		$4.60	9/4/2011
	30,750	—		$5.23	2/25/2012
	3,733	1,257	(6)	$5.77	2/25/2013
	124,875	25,125	(5)	$6.67	10/6/2013
	12,076	12,074	(2)	$8.90	2/24/2014
	7,763	23,287	(3)	$15.75	2/22/2015
	—	34,200	(4)	$13.80	2/21/2016

Mark W. Vargo	3,263	1,087	(7)	$6.01	5/2/2013
	3,300	3,300	(2)	$8.90	2/24/2014
	1,088	3,262	(3)	$15.75	2/22/2015
	—	5,200	(4)	$13.80	2/21/2016

(1)	These options were granted on July 3, 2003 and vest ratably over a four year period, with the remaining options vesting on July 3, 2007.

(2)

These options were granted on February 24, 2004 and vest ratably over a four year period, with one-half of the options vesting on February 24, 2007 and the remaining options vesting on February 24, 2008.

(3)	These options were granted on February 22, 2005 and vest ratably over a four year period, with the options vesting on February 22, 2007, February 22, 2008 and February 22, 2009.

(4)

These options were granted on February 21, 2006 and vest ratably over a four year period, with one-fourth of the options vesting on each of February 21, 2007, February 21, 2008, February 21, 2009, and February 21, 2010.

(5)	These options were granted on October 6, 2003 and vest ratably over a four year period, with the remaining options vesting on October 6, 2007.

(6)	These options were granted on February 25, 2003 and vest ratably over a four year period, with the remaining options vesting on February 25, 2007.

(7)	These options were granted on May 2, 2003 and vest ratably over a four year period, with the remaining options vesting on May 2, 2007.

2006 Option Exercises and Stock Vested Table

In the following table, we have provided information regarding the number of shares acquired and the amount realized during 2006 on the exercise of stock options by each of the executive officers named in the Summary Compensation Table.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gregory A. Serrao	0	$—
Breht T. Feigh	0	$—
Michael J. Vaughan	0	$—
Mark W. Vargo	0	$—

Potential Payments on Termination or Change of Control

Stock Option Plans. Under the terms of our stock option plans, if a participant’s employment with us terminates by reason of the Participant’s death or disability, then to the extent a stock option held by such Participant is vested as of the date of death or disability, such stock option may thereafter be exercised by the Participant, the legal representative of the Participant’s estate, the legatee of the Participant under the will of the Participant, or the distributee of the Participant’s estate, whichever is applicable, for a period of one year from the date of death or disability (in the event of disability, for a period of six months under the 1996 Time Accelerated Restricted Stock Option Plan) , or until the expiration of the stated term of such Stock Option, whichever period is shorter. Any options that are not vested as of the date of death or disability will immediately lapse and be of no further force or effect.

If a participant’s employment with us terminates for any reason other than death or disability, then to the extent any stock option held by such participant is vested as of the date of such termination, such stock option may thereafter be exercised for a period of 90 days from the date of such termination, or until the expiration of the stated term of such stock option, whichever period is shorter. Any options that are not vested as of the date of termination will immediately lapse and be of no further force or effect. Upon the termination of the participant’s employment by us for cause, any and all unexercised stock options granted to such participant will immediately lapse and be of no further force or effect.

In the event of a “change in control” of the Company, all stock options then outstanding and not fully vested will become fully vested and exercisable in accordance with their terms. For purposes of the stock option plans under which there are outstanding and not fully vested stock options, a “Change in Control” shall mean the happening of one of the following:

•

the acquisition by any person of beneficial ownership of our securities representing more than 50% of the combined voting power of our outstanding voting securities entitled to vote generally in the election of Directors (other than any acquisition directly from the us or any of our subsidiaries or employee benefit plans and any Non-Control Acquisition, as defined below)

•

when, during any period of 24 consecutive months, there is a change in a majority of the members of the Company’s Board of Directors, other than Directors approved by a vote of at least a majority of the incumbent Directors (other than any Director whose initial assumption of office resulted from an actual or threatened election or proxy contest)

•

a reorganization, merger or consolidation or other sale of all or substantially all of our assets or the acquisition by us of assets or shares of another corporation, unless such transaction is a Non-Control Acquisition

•	our shareholders approve a complete liquidation or dissolution of the Company

A “Non-Control Acquisition” means a transaction where: (a) the beneficial owners of the outstanding Common Shares and voting securities immediately prior to such transaction beneficially own more than 50% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to such transaction, and (b) at least a majority of the Board continues in office following the transaction.

Employment Agreement with Mr. Serrao. We entered into an Amended and Restated Employment and Non-Competition Agreement dated January 2, 2001 with Mr. Serrao. Under this agreement, Mr. Serrao serves as our Chairman of the Board, Chief Executive Officer and President, reporting to the Board of Directors, and has broad authority to manage and direct our corporate affairs and operations, subject to the reasonable control, guidelines, and policies of the Board of Directors.

Pursuant to his employment agreement, Mr. Serrao is entitled to receive an annual base salary, which was $433,000 for 2006 (subject to potential increases), and may earn a potential bonus payment in an amount up to a specified percentage of his then current base salary (80% for 2006, and 100% for 2007). He also is entitled to a variety of benefits, including coverage under our group health, life and disability insurance plans and other benefit programs made available to our senior executives.

Mr. Serrao’s employment agreement has no stated term. It continues until terminated by one of the methods provided in the agreement. The agreement terminates automatically upon Mr. Serrao’s death or permanent disability (such determination to be made by a qualified independent physician). In addition, either party can terminate the agreement on 90 days’ prior notice.

If the employment agreement is terminated due to Mr. Serrao’s death, we would continue to pay his salary for the remainder of the month in which his death occurred, and he would be entitled to the pro rata share of any bonus which otherwise would have been payable with respect to the year in which the death occurred.

If the employment agreement is terminated due to Mr. Serrao’s disability, Mr. Serrao would be entitled to receive the pro rata share of any bonus which otherwise would have been payable with respect to the year in which the disability occurred.

We may terminate the agreement for “cause,” which is defined to include Mr. Serrao’s conviction of, or pleading guilty or no contest to, any felony, his willful failure or refusal to perform his duties, his disclosure of our proprietary information, his breach of the non-competition or non-solicitation provisions contained in the agreement, or his fraud or embezzlement, or any other act of dishonesty against us.

If we terminate the agreement without cause, Mr. Serrao is entitled to receive severance benefits in an amount equal to his then current annual base salary (payable in 12 equal monthly installments) and health, disability and insurance benefits, at our cost, for 12 months following termination, plus his pro rata share of any bonus which otherwise would have been paid with respect to the year of termination, payable at the time the bonus otherwise would have been paid had his employment continued.

Mr. Serrao may terminate the agreement for “good reason,” which is defined to include any reduction in the compensation payable under the agreement, any material reduction of the other benefits to which Mr. Serrao is entitled under the agreement, any material reduction by us in Mr. Serrao’s responsibilities, authority, title or position, the assignment to him of responsibilities or duties inconsistent with his offices or a change of control.

For purposes of the employment agreement, a “change of control” is deemed to occur if, as a result of one or more transactions (other than public offerings of securities by us), a person or group of persons acting in concert own collectively a majority of our voting securities or have the right to elect a majority of the Board. However, if Mr. Serrao is afforded the opportunity to continue in the same positions with the surviving corporation following the change of control, with responsibilities, authority, compensation and other benefits no less favorable than those in effect prior to the change of control, Mr. Serrao may not terminate the agreement for good reason as a result of the change of control until the first anniversary of the change of control.

If Mr. Serrao terminates the agreement for good reason, he is entitled to receive the same severance benefits (other than the pro rata share of the bonus) as if we terminated his employment without cause, plus payment of the full amount of the bonus that otherwise could have been payable to him with respect to the year of termination, with the bonus payable in 12 equal monthly installments payable at the same time as the continuing payments of his base salary.

The following table provides the dollar amounts we would pay to Mr. Serrao pursuant to his employment agreement in the event of termination or a change of control. For purposes of this table, we have assumed the termination or change of control event occurred on December 31, 2006.

Termination Event	Cash Severance Payments	Health, Disability and Insurance Benefits(1)
Involuntary Termination without Cause	$433,500(2)	$13,493
Involuntary Termination with Cause	$0	$0
Termination for Good Reason	$433,500(3)	$13,493
Death	$0(4)	$0
Disability	—(5)	—(5)

Change of Control (Without Termination)	—(5)	$0
Change of Control (With Termination for Cause or Good Reason)	$433,500	$13,493

(1)	Valued as the net cost to us at December 31, 2006 for the benefits to be provided under the employment agreement.

(2)

In addition to the severance benefits, Mr. Serrao would be entitled to receive the pro rata share of any bonus which otherwise would have been payable with respect to the year in which the termination occurred, payable at the time the bonus is paid to other employees.

(3)

In addition to the severance benefits, Mr. Serrao would be entitled to receive the full amount of any bonus which otherwise would have been payable with respect to the year in which the termination occurred, payable in twelve equal monthly installments.

(4)	Mr. Serrao would continue to receive salary through the month in which the death occurred.

(5)	No additional compensation would be payable to Mr. Serrao upon disability or a change of control (without termination) that is not similarly provided to our other employees.

None of our other named executive officers are entitled to receive payments or other compensation in connection with termination or a change in control, other than benefits that are provided to all of our employees.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as Directors. During 2006, each non-employee Director received a retainer of $5,000 per quarter and a fee of $2,000 for attending each Board of Directors meeting and a fee of $1,000 for attending each committee meeting on which the Director served. The Audit Committee Chairman also received an annual retainer of $10,000 and the Compensation Committee Chairman received an annual retainer of $5,000. Beginning in January 2007, each non-employee Director receives a retainer of $8,000 per quarter and a fee of $3,000 for attending each Board of Directors meeting and a fee of $2,000 for attending each committee meeting on which the Director serves (except a Director receives a fee of $500 for attending each Nominating Committee meeting). In the past, we have not compensated Directors for telephonic Board or committee meetings. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. In addition, Directors who are not employees are eligible to receive options under our 2005 Directors Stock Option Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee.

In the following table, we have included information regarding the compensation paid during 2006 to the members of the Board of Directors, other than Mr. Serrao, who receives no compensation for being a Director:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Robert E. Hunter	$31,000	$63,251	—	$94,251
James T. Kelly	$42,000	$59,621	—	$101,621
Martin J. Mannion	$39,000	$59,621	—	$98,621
Gerrard M. Moufflet	$33,000	$56,029	—	$89,029
Derril W. Reeves	$36,000	$59,621	—	$95,621

(1)

Awards are non-qualified stock options, valued in the manner and using the assumptions described in footnote 11 to our consolidated financial statements for the year ended December 31, 2006 included in our annual report on Form 10-K for the year ended December 31, 2006. At December 31, 2006, the aggregate number of option awards outstanding and held by each Director was as follows: Dr. Hunter—35,875; Mr. Kelly—117,625; Mr. Mannion—32,125; Mr. Moufflet—50,125; and Mr. Reeves—80,800.

(2)	The aggregate value of perquisites and other personal benefits or property paid to each Director is less than $10,000. We pay no other compensation to the Directors.

Our Equity Plans

The following is a summary of our stockholder approved and non-approved equity plans as of December 31, 2006 (in thousands, except per share amounts):

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans not approved by security holders	—	$—	—

Equity compensation plans approved by security shareholders (excluding ESPP)	1,943	$8.60	617

Equity compensation plans approved by security shareholders (ESPP only)	N/A	N/A	30

Total all plans	1,943	$8.60	647

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We did not enter into any transaction with a related person during 2006 other than executive officer and Director compensation, disclosed in this Proxy Statement.

Our Board of Directors has adopted written policies and procedures for approving related party transactions. The types of transactions covered under the policy include any transaction we enter into with any Related Party (as defined below), other than transactions available to all employees generally, or de minimus transactions. For purposes of our written policy, a “Related Party” includes:

•	our officers who are required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Reporting Officer”)

•	our Directors

•	our shareholders owning in excess of five percent of our stock

•	immediate family members of any of our Section 16 Reporting Officers or our Directors

•

any entity which is owned or controlled by someone listed above (other than an immediate family member), or an entity in which someone listed above (other than an immediate family member) has a substantial ownership interest or control of such entity

These transactions are reviewed by the Audit Committee or the disinterested Directors of the Board, except for executive officer compensation matters which generally are approved by the Compensation Committee. We have not identified any related party transactions that did not require review, approval or ratification. We have not identified any related party transaction for which we did not follow our applicable policies and procedures.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners. In the following table, we have included information regarding beneficial ownership of our Common Stock as of March 13, 2007, by each person who is known to us to own beneficially more than 5% of the outstanding shares of Common Stock (except information regarding beneficial ownership by Gregory A. Serrao which is provided under “Security Ownership of Management”).

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number	Percentage
Stadium Capital Management, LLC(2) 19785 Village Office Court, Suite 101 Bend, Oregon 97702	2,107,894	16.91%

Brown Brothers Harriman & Co.(3) 140 Broadway New York, New York 10005	1,076,350	8.63%

Skystone Advisors LLC(4) Two International Place, Suite 1800 Boston, MA 02110	924,305	7.41%

TimesSquare Capital Management, LLC(5) Four Times Square, 25th Floor New York, New York 10036	904,800	7.26%

Bares Capital Management, Inc.(6) 221 W 6th Street, Suite 1225 Austin, Texas 78701	768,288	6.16%

(1)

As of March 13, 2007, a total of 12,469,036 shares of Common Stock were outstanding. Except as otherwise indicated, the persons listed as beneficial owners of the Common Stock have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based upon the Schedule 13G filings made by the beneficial owners identified herein.

(2)

The Common Stock is held by clients of Stadium Capital Management, LLC as of December 31, 2005, and it disclaims any beneficial interest in such shares. Stadium Capital Management, LLC has advised that it has shared voting power and shared dispositive power with respect to all of these shares. Stadium Capital Partners, L.P. has advised that it has shared voting power and shared dispositive power with respect to 1,530,043 shares. Alexander M. Seaver and Bradley R. Kent are managing members of Stadium Capital Management, LLC and have disclaimed beneficial ownership of the Common Stock except to the extent of their respective pecuniary interests therein.

(3)

Brown Brothers Harriman & Co., 1818 Masters Partners Ltd., Timothy E. Hartch and Richard H. Witmer have advised that as of December 31, 2006, Brown Brothers Harriman & Co., 1818 Masters Partners Ltd. and Messrs. Hartch and Witmer have shared voting power and shared dispositive power with respect to 1,046,250 shares. Mr. Witmer also has sole voting power and sole dispositive power with respect to 30,000 shares, and Mr. Hartch has sole voting power and sole dispositive power with respect to 1,350 shares.

(4)

Skystone Advisors LLC, Kerry Nelson and HSO Limited Partnership (The Cayman Corporate Centre, 4th Floor, 27 Hospital Road, Georgetown, Grand Cayman, Cayman Islands, British West Indies) have advised that, as of December 31, 2006, Skystone Advisors LLC and Kerry Nelson have shared voting power and shared dispositive power with respect to 924,305 shares, and HSO Limited Partnership has shared voting power and shared dispositive power with respect to 738,893 shares. Skystone Advisors LLC is the investment members of the general partner of HSE Master Fund Limited Partnership. Ms. Nelson is the managing member of Skystone Advisors LLC.

(5)

The Common Stock is held by investment advisory clients of TimesSquare Capital Management, LLC as of December 31, 2006. TimesSquare Capital Management, LLC has advised that it has sole voting power with respect to 768,050 shares and sole dispositive power with respect to 904,800 shares.

(6)

Bares Capital Management, Inc. has advised that as of December 31, 2006, it has shared voting power and shared dispositive power with respect to 767,147 shares and sole voting power and sole dispositive power with respect to 1,141 shares.

Security Ownership of Management. The following information is set forth with respect to the shares of Common Stock beneficially owned as of March 13, 2007 (including stock options exercisable within 60 days thereafter), by all Directors and nominees for election as Directors of the Company, each of the named executive officers and all Directors and all individuals who were executive officers of the Company on March 13, 2007, as a group:

Name(1)	Common Stock Subject to Currently Exercisable Options(2)	Common Stock Beneficially Owned(3)		Total Common Stock Beneficially Owned		Percentage of Class(4)
Gregory A. Serrao	418,831	501,750	(5)	920,581	(5)	7.14%
Breht T. Feigh	262,046	39,537		301,583		2.37%
Michael J. Vaughan	239,507	12,590		252,097		1.98%
Mark W. Vargo	12,776	0		12,776		*
James T. Kelly	95,500	0		95,500		*
Derril W. Reeves	58,675	4,500		63,175		*
Martin J. Mannion	10,000	0		10,000		*
Gerard M. Moufflet	28,000	6,024		34,024		*
Robert E. Hunter, D.M.D.	13,750	1,050		14,800		*
All executive officers and Directors as a group (9 persons)	1,139,085	565,451		1,704,536		12.53%

*	Less than 1%

(1)	The address for each person is American Dental Partners, Inc., 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880.

(2)

Includes stock options exercisable within 60 days of March 13, 2007, granted under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)

Unless otherwise indicated, beneficial ownership of the Common Stock includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the Director or executive officer.

(4)

Percentage based solely on “Total Common Stock Beneficially Owned.” With respect to each person in the table, “Common Stock Subject to Currently Exercisable Options” is deemed to be outstanding for purposes of computing such person’s percentage ownership, but not for any other person’s computation.

(5)

Includes 12,540 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee, 11,250 shares held by Mr. Serrao’s minor children, 3,300 shares held jointly with Mr. Serrao’s wife and 7,500 shares held by Mr. Serrao’s wife.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors and consistent with its other responsibilities, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight relating to the integrity of our financial statements and our systems of internal accounting and financial controls. The Audit Committee is composed entirely of Directors who are independent under the standards applicable to audit committee members under the Nasdaq Rules.

In discharging its oversight responsibilities, the Audit Committee engaged our independent accountant for the audit of our consolidated financial statements for the year ended December 31, 2006, as well as a review and assessment of our internal controls relating to financial reporting as required under the Sarbanes-Oxley Act of 2002, and approved in advance all audit and non-audit services performed by our independent accountant. In addition, the Audit Committee discussed with the independent accountants its independence from the Company and our management, obtained from the independent accountants a formal written statement confirming that, in their professional judgment, there are no relationships that impair its independence, consistent with Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis Independent Standards Board Standard No. 1, “Independence Discussions With Audit Committees,” and satisfied itself as to the independent accountant’s independence.

The Audit Committee provided the independent accountant with full access to the Audit Committee, discussed and reviewed with the independent accountant the communications required by Statement on Auditing Standards No. 61, “Communication With Audit Committees,” as amended by Auditing Standard No. 90, and discussed and reviewed the results of the independent accountant’s audit of our financial statements.

The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2006, with management and the independent accountant. The Audit Committee also discussed with the independent accountant, with and without management present, its assessment of the adequacy and effectiveness of our accounting and financial controls and the overall quality of our financial reporting. Management has the responsibility for the preparation of our financial statements, and the independent accountant has the responsibility for performing an independent audit of those statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.

Based upon the reviews, discussions and other activities referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

James T. Kelly, Chairman

Martin J. Mannion

Gerard M. Moufflet

Derril W. Reeves

PROPOSAL 2—AMENDMENT OF OUR 1997 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors originally adopted the 1997 Employee Stock Purchase Plan (the “ESPP”) in October 1997, effective December 1, 1997. The ESPP was approved by our shareholders on October 29, 1997. The Board of Directors has approved an amendment to the ESPP to increase by 150,000 shares the total number of shares of Common Stock subject to the ESPP and directed that the amendment be submitted to our stockholders for approval. The amendment will not be effective if not approved by the stockholders.

Description of the Plan

The purpose of the ESPP is to provide our employees with the opportunity to participate in the growth and success of our Company by purchasing shares of our Common Stock through payroll deductions. The ESPP is intended to meet the requirements of Section 423 of the Internal Revenue Code, as amended which provides special tax treatment with respect to participation in qualified employee stock purchase plans.

Under the ESPP, subject to the requirements of Section 423 of the Internal Revenue Code, as amended, any employee of our Company or any of our subsidiaries who, as of the beginning of an Option Period (defined below), has been continuously employed by our Company or any of our subsidiaries (or any combination thereof) for at least six months and who works at least 20 hours per week may purchase Shares under the ESPP. The ESPP operates over the course of successive “Option Periods”—January 1 through June 30 and July 1 through December 31 of each year. Each eligible employee who has enrolled in the ESPP for that Option Period contributes a portion of the compensation paid to him or her during the Option Period toward the purchase of Shares. At the end of each Option Period, the amount contributed by the Participant during the Option Period will be applied to the purchase of Shares at the discounted price equal to the lesser of 85% of the fair market value of the Shares at the beginning of the Option Period or 85% of the fair market value of the Shares at the end of the Option Period.

Description of the Amendment

The ESPP was originally adopted in October 1997, effective December 1, 1997, and subsequently amended in 2000 to increase the number of Shares subject to the ESPP. Prior to the Board of Director’s approval of an amendment to the ESPP of an additional 150,000 shares on February 20, 2007, the total number of Shares subject to the ESPP was 400,000, of which 370,235 were issued and outstanding as of March 13, 2007. As proposed to be amended, the total number of Shares available for issuance would be increased by 150,000 shares, which would mean that a total of 550,000 Shares would be authorized under the ESPP, with a total of 179,765 available for issuance.

As we continue to grow and add employees, we anticipate an increase in the number of Shares purchased under the ESPP. Without authorizing additional Shares available for purchases under the ESPP, we would be unable to continue the ESPP and could be disadvantaged in attracting and retaining employees. Based upon the current level of participation in the ESPP, we believe that the increased number of Shares subject to the ESPP will be sufficient to meet the needs under the ESPP for a period of three years.

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present or represented by proxy at the Annual Meeting will be required for approval of this proposal. Broker non-votes and abstentions will have the same effect as votes against the proposal.

Board Recommendation

The Board of Directors recommends a vote FOR the amendment to the ESPP to increase by 150,000 shares the shares subject to the ESPP.

PROPOSAL 3—RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

Our Audit Committee and Board of Directors is asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor to audit our financial statements for the fiscal year ending December 31, 2007. In the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders.

A representative of PwC is expected to be present at the meeting and be available to respond to appropriate questions and, although PwC has indicated that no statement will be made, an opportunity for a statement will be provided.

Independent Accountant Fees

The following table presents fees for services rendered by our principal independent accountant during the last two fiscal years:

	2006		2005
Audit fees(1)	$727,750		$745,240
Audit-related fees	134,252	(2)	45,996	(3)
Tax fees(4)	34,500		65,000
All other fees	—		—

(1)	Includes services rendered in preparation of audited financial statements, quarterly reviews, registration statements and advice on accounting matters.

(2)	Primarily includes services related to due diligence performed on acquisition/affiliation transactions.

(3)	Primarily includes services rendered in preparation for compliance with the Sarbanes-Oxley Act of 2002.

(4)	Consists primarily of tax compliance and preparation services.

Auditor Independence

None of the time devoted by the independent accountant on its engagement to audit our financial statements for the year ended December 31, 2006 is attributable to work performed by persons other than employees of the independent accountant.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approved all audit and non-audit services provided to the Company by our independent accountant. The Audit Committee has not adopted a pre-approval policy that would permit management to engage the independent accountant. However, the Chairman of the Audit Committee may pre-approve the rendering of services on behalf of the Audit Committee, provided that each pre-approval by the Chairman is presented to the full Audit Committee at its next scheduled meeting.

Board Recommendation

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2007.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at the 2008 annual meeting of shareholders must be received by the Company on or before November 23, 2007, for inclusion in the proxy statement and form of proxy relating to the 2007 annual meeting of shareholders. In order for a shareholder proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company no later than January 29, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers, and owners of 10% of our common stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, Directors and owners of 10% of the common stock are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). To our knowledge, based solely on our review of the copies of the reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our executive officers, Directors and 10% beneficial owners were complied with, except for one late filing of a Form 4 to report the annual grant of stock options for Messrs. Serrao, Feigh, Vaughan, Vargo, Kelly, Reeves, Mannion, Moufflet and Hunter.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

On March 11, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics which applies to all of our Directors, executive officers and employees. Our Code of Business Conduct and Ethics is available on our website at www.amdpi.com.

Shareholder Communications with the Board of Directors

The Board of Directors believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, there are two methods by which communications can occur. Any shareholder can mail or deliver a written communication to the Board, addressed to the Chairman of the Board at our corporate office. Each such communication will be distributed to the entire Board by the Chairman of the Board. Any shareholder who desires to communicate with the non-management Directors of the Board can mail or deliver a written communication to the Chairman of the Audit Committee, addressed to the Audit Committee Chairman at our corporate office. Each such communication will be forwarded to the Audit Committee Chairman, and the Audit Committee Chairman or his designee will distribute a copy of each such communication to the other non-management Directors.

Other

The Board of Directors has not established a policy for Director attendance at our Annual Meeting of Shareholders. Mr. Serrao, Chairman of the Board of Directors, attended our 2006 Annual Meeting of Shareholders.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, Directors and regular employees, personally or by telephone or telegraph. If there are follow-up requests for proxies, we may employ other persons for such purpose.

Certain Matters Relating to Proxy Materials and Annual Reports

We may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, telephone 1-800-368-5948. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

By Order of the Board of Directors

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

March 15, 2007

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY AMERICAN DENTAL PARTNERS, INC.

ANNUAL MEETING OF SHAREHOLDERS APRIL 27, 2007	1. Election of Class I Directors, to serve a term of three years expiring in 2010 and until his successor has been duly elected and qualified.
		For	Withhold
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY	Gerard M. Moufflet	☐	☐

The undersigned hereby appoinsts Breht Feigh and Michael Vaughan, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of American Dental Partners, Inc. to be held at the offices of Summit Partners located at 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, on Friday, April 27, 2007, at 1:00 p.m., local time, or any adjournments thereof, and to vote the number of shares of the Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present.

	Robert E. Hunter	☐	☐

		For	Against	Abstain
	2. To approve an amendment to the Company’s Employee Stock purchase Plan to increase by 150,000 shares the number of shares available under the Plan.	☐	☐	☐
		For	Against	Abstain
	3. To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.	☐	☐	☐

On such other business as may properly come before the meeting.

Please be sure to sign and date this Proxy in the box below.	Date	The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR the Proposals in Items 2 and 3.

Stockholder sign above Co-holder (if any) sign above

(Please sign exactly as your name or names appear hereon, indicating where proper, official position or representative capacity).

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

AMERICAN DENTAL PARTNERS, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.